Exhibit 99.1

For Immediate Release	For additional information contact: Peter J. O’Hanlon or Jon M. Donnell (614) 356-5000

Dominion Homes Reports Record

Net Income for the Third Quarter

And First Nine Months of 2003

DUBLIN, Ohio – October 27, 2003 – Dominion Homes (NASDAQ:DHOM) reported net income for the three months ended September 30, 2003 increased 26% to a record $9.1 million from $7.2 million for the three months ended September 30, 2002. Diluted earnings per share increased 27% to $1.13 for third quarter 2003 compared to $0.89 for third quarter 2002. The weighted average number of diluted shares outstanding during the three months ended September 30, 2003 decreased to 8,083,986 shares, compared to 8,142,590 shares during the three months ended September 30, 2002.

The increase in net income for the third quarter of 2003 is principally due to a 17% increase in the number of homes the Company delivered. Revenues for the third quarter of 2003 increased 10% to $153.2 million, from the delivery of 844 homes, compared to revenues for the third quarter of 2002 of $139.4 million, from the delivery of 724 homes. The Company’s gross profit for third quarter 2003 increased 12% to $36.7 million from $32.7 million for the third quarter of 2002. Selling, general and administrative expenses and interest expense both declined slightly as a percent of revenues.

Net income for the first nine months of 2003 increased 26% to a record $22.2 million from $17.6 million for the same period last year. Diluted earnings per share increased to $2.74 per share for the first nine months of 2003, compared to $2.46 per share for the same period the previous year. The weighted average number of diluted shares outstanding during the nine months ended September 30, 2003 increased to 8,095,492 shares, compared to 7,143,744 shares during the nine months ended September 30, 2002 due to the Company’s sale of common shares in June and July of 2002.

Revenues for the first nine months of 2003 increased 7% to $397.1 million, from the delivery of 2,177 homes, compared to revenues for the first nine months of 2002 of $370.9 million, from the delivery of 1,944 homes. Gross profit for the first nine months of 2003 increased 12% to $95.1 million from $84.9 million for the same period the previous year.

As reported on October 8, 2003, the Company sold a third quarter record 718 homes during the three months ended September 30, 2003, representing a sales value of $131.5 million, compared to 605 homes, representing a sales value of $109.6 million, sold during the third quarter of 2002. The Company sold 2,485 homes during the first nine months of 2003, representing a sales value of $444.6 million, compared to 1,947 homes, representing a sales value of $355.3 million during the first nine months of 2002.

The Company had a backlog of 1,326 contracts with a sales value of $251.2 million on September 30, 2003, compared to a backlog of 1,035 contracts with a sales value of $198.3 million on September 30, 2002.

The Company’s third quarter 2003 conference call to discuss earnings will take place at 2:00 p.m. Eastern Time on Monday October 27, 2003. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting either the Central Ohio or Louisville, Kentucky location and then selecting “Third Quarter Analyst’s Webcast Conference Call.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2002. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Revenues	$153,188	$139,360	$397,147	$370,900
Cost of real estate sold	116,491	106,654	302,055	285,961

Gross profit	36,697	32,706	95,092	84,939
Selling, general and administrative	19,434	18,491	52,414	48,123

Income from operations	17,263	14,215	42,678	36,816
Interest expense	1,984	1,912	5,730	6,777

Income before income taxes	15,279	12,303	36,948	30,039
Provision for income taxes	6,142	5,076	14,758	12,446

Net income	$9,137	$7,227	$22,190	$17,593

Earnings per share
Basic	$1.16	$.90	$2.80	$2.50

Diluted	$1.13	$.89	$2.74	$2.46

Weighted average shares outstanding
Basic	7,905,076	8,025,071	7,927,934	7,026,853

Diluted	8,083,986	8,142,590	8,095,492	7,143,744

Consolidated Balance Sheets

	September 30,	December 31,
	2003	2002

ASSETS
Cash and cash equivalents	$4,270	$4,121
Accounts receivable	4,149	2,997
Real estate inventories	303,118	262,855
Prepaid expenses and other	4,555	3,404
Deferred income taxes	6,377	6,901
Net property and equipment	11,692	7,459

Total assets	$334,161	$287,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable, banks	$125,020	$111,070
Term debt	4,379	4,415
Other liabilities	49,729	39,271

Total liabilities	179,128	154,756
Total shareholders’ equity	155,033	132,981

Total liabilities and shareholders’ equity	$334,161	$287,737

Land Inventory as of September 30, 2003

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots

Owned by the Company:
Central Ohio	1,034	1,781	4,760	7,575
Kentucky	128	286	574	988
Controlled by the Company:
Central Ohio	—	—	5,193	5,193
Kentucky	—	—	2,039	2,039

	1,162	2,067	12,566	15,795

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